Exhibit (d)(12)	Form Of

HSBC FUNDS
HSBC Asia ex-Japan Smaller Companies Equity Fund
SUB-ADVISORY AGREEMENT

     AGREEMENT, effective commencing on [•], 2014, between HSBC Global Asset Management (Hong Kong) Limited (the “Sub-adviser”) and HSBC Global Asset Management (USA) Inc. (the “Manager”).

     WHEREAS, the Manager has been retained by HSBC Funds, a Massachusetts business trust (the “Trust”) registered as an open-end diversified investment management company under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide investment advisory services to the HSBC Asia ex-Japan Smaller Companies Equity Fund (the “Fund”) pursuant to an Investment Advisory Contract dated December 31, 1999 and amended and restated March 1, 2001 and a Supplement thereto dated [March 11], 2014 (the “Advisory Agreement”);

     WHEREAS, the Trust’s Board of Trustees, including a majority of the Trustees who are not parties to this Agreement or “interested persons” as defined in the 1940 Act, of any party to this Agreement, have approved the appointment of the Sub-adviser to perform certain investment advisory services for the Fund pursuant to this Sub-advisory Agreement and the Sub-adviser is willing to perform such services for the Fund;

     WHEREAS, the Sub-adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Manager and the Sub-adviser as follows:

     1. Appointment. The Manager hereby appoints the Sub-adviser to provide advisory services to the Fund for the periods and on the terms set forth in this Sub-advisory Agreement. The Sub-adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

     2. Investment Advisory Duties. Subject to the supervision of the Board of Trustees of the Trust and the Manager, the Sub-adviser will, in coordination with the Manager, (a) provide a program of continuous investment management for the Fund in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s Prospectus and Statement of Additional Information included as part of the Trust’s Registration Statement on behalf of the Fund filed with the Securities and Exchange Commission, as they may be amended from time to time, copies of which shall be provided to the Sub-adviser by the Manager; (b) make investment decisions for the Fund; (c) place orders to purchase and sell securities for the Fund; (d) place cash in and withdraw cash from deposit with banks and financial institutions for the Fund; (e) enter into foreign exchange contracts with banks and financial institutions for the Fund, (f) make decisions on the voting of proxies for securities held by the Fund; and (g) be authorized to open deposit, FX and trading accounts on behalf of the Fund. In particular, the Sub-adviser will be responsible for the timing of purchases and sales in the market and for all yield or other return enhancement strategies used in managing the Fund.

     In performing its investment management services to the Fund hereunder, the Sub-adviser will provide the Fund with ongoing investment guidance and policy direction. The Sub-adviser will determine the securities, instruments, repurchase agreements, options and other investments and techniques that the Fund will purchase, sell, enter into or use, and will provide an ongoing evaluation of the Fund to the Manager and the Trust. The Sub-adviser will determine what portion of the Fund shall be invested in securities and other assets. However, if the Manager specifies that the Sub-adviser shall be responsible solely for providing such services as are set forth herein with respect only to a portion of the Fund’s assets, the Sub-adviser shall provide all such services as described herein with respect to the whole Fund, but solely with respect to such portion of the Fund’s assets as directed by the Manager.

     The Sub-adviser further agrees that, in performing its duties hereunder, it will:

     (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, applicable sections of the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees and/or the Manager and such procedures have been communicated to the Sub-adviser by the Manager;

     (b) manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder, and the Manager shall inform the Sub-adviser of any changes to Subchapter M of the Code and regulations issued thereunder which may affect the Sub-adviser in performing its obligations hereunder;

     (c) place orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker or dealer the Sub-adviser may choose, in accordance with applicable policies expressed in the Fund’s Prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;

     (d) furnish to the Trust whatever statistical or other information the Trust may reasonably request in writing with respect to the Fund’s assets or contemplated investments. In addition, the Sub-adviser will keep the Trust and the Trustees informed of developments materially affecting the Fund and shall, on the Sub-adviser’s own initiative, furnish to the Trust from time to time whatever information the Sub-adviser believes appropriate for this purpose;

     (e) make available to the Manager and the Trust, upon their written request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Manager and the Trust in their compliance with applicable laws and regulations. The Sub-adviser will furnish the Trustees and/or the Manager with such periodic and special reports regarding the Fund as they may reasonably request;

     (f) provided that it is not prohibited by the applicable laws and regulations, courts or authorities, immediately notify the Manager and the Trust in the event that the Sub-adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-adviser from serving as an investment adviser pursuant to this Sub-advisory Agreement; (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; or (3) becomes a party to any litigation material to the Fund or Manager. The Sub-adviser further agrees to notify the Trust and the Manager promptly if any statement regarding the Fund (to the Sub-adviser’s knowledge) or the Sub-adviser contained in the Trust’s Registration Statement, or any amendment or supplement thereto, becomes inaccurate, untrue or incomplete in any material respect; and

     (g) provide to the Manager and Trust such information and assurances (including certifications and sub-certifications) as the Manager, the Trust or the Trustees of the Trust may reasonably request in writing from time to time in order to assist the Manager, the Trust or the Trustees in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Trust’s Form N-CSRs and Form N-Qs.

     In performing its duties under this Agreement, the Sub-adviser shall manage and invest the Fund’s assets in accordance with the Fund’s investment objectives, policies and restrictions as well as applicable federal and state securities laws, and in accordance with any instructions as may be provided to the Sub-adviser by the Manager or other agent designated by the Manager; provided that Manager shall use its best efforts to advise Sub-adviser of any changes to applicable law that could reasonably be expected to impact the Fund. The Sub-adviser further agrees to manage and invest the Fund’s assets in accordance with instructions as may be provided to the Sub-adviser from time to time by the Manager in an effort to ensure that the Fund meets and maintains, so long as required by the Code, the requirements for qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder.

     The Sub-advisor hereby represents and warrants to the Manager that (i) it is properly registered with the SEC as an investment adviser and (ii) a true correct and complete copy of the Sub-advisor’s current Form ADV is being furnished to the Manager with this Agreement.

     In fulfilling its obligations under this Agreement, the Sub-adviser shall be entitled to reasonably rely on and act in accordance with instructions provided by the Manager. If the Sub-adviser has any questions regarding the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Code including Subchapter M and regulations issued thereunder, as amended, and all other applicable federal and state laws and regulations, and any matters relating to the Fund, the Manager shall use reasonable efforts to assist Sub-adviser is addressing such questions.

     3. Allocation of Charges and Expenses. The Sub-adviser shall not be required to pay any expenses of the Fund. In particular, but without limiting the generality of the foregoing, the Sub-adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Trust’s employees as are officers or employees of the Sub-adviser whose services may be involved in providing services to the Fund, for the following expenses of the Fund: organization and offering expenses of the Fund (including out-of-pocket expenses); fees payable to any other Fund advisers or consultants; legal expenses incurred by the Fund; auditing and accounting expenses of the Fund; interest expenses of the Fund; telephone, telex, facsimile, postage and other communications expenses of the Fund; taxes and governmental fees of the Fund; dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Trust’s officers and employees; fees and expenses of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund; payments for maintaining the Fund’s financial books and records and calculating the daily net asset value of the Fund’s shares; other payments for Fund pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses relating to investor and public relations of the Fund; expenses of registering and qualifying shares of the Fund for sale (if any); freight, insurance and other charges in connection with the shipment of the Fund securities of the Fund; brokerage commissions or other costs of acquiring or disposing of any Fund securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to Fund shareholders; expense of preparing and filing Trust’s Registration Statement, costs of Trust stationery; litigation expenses of the Fund; costs of shareholders and other meetings of the Trust; the compensation and all expenses (specifically including travel expenses relating to the Fund’s business) of officers, trustees and employees of the Trust who are not interested persons of the Sub-adviser; and travel expenses (or an appropriate portion thereof) of officers or trustees of the Trust who are officers, directors or employees of the Sub-adviser to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Trust or any committees thereof or advisers thereto. The Sub-advisor shall be liable for its own costs, including costs related to necessary investment and management facilities, employee salaries, travel expenses and overhead costs. Notwithstanding the foregoing, the Sub-adviser will reimburse the Manager and/or the Trust for costs associated with generating and distributing any supplement or amendment to the Prospectus or Statement of Additional Information of the Fund (“Supplement”) when the Sub-adviser is given for review a copy of a draft of the Registration Statement of the Trust or any portion thereof or supplement thereto and fails promptly to disclose to the Manager facts then only known to the Sub-adviser or its personnel relating to the Sub-adviser or the Fund that would render the Fund’s Prospectus or Statement of Additional Information, including any supplements thereto, inaccurate or incomplete. In addition, the Sub-adviser will bear any expenses of the Manager or the Trust arising out of an assignment of this Agreement caused by the Sub-adviser or change in control of the Sub-adviser.

     4. Compensation. As compensation for the services provided and expenses assumed by the Sub-adviser under this Agreement, the Trust will pay the Sub-adviser within 21 calendar days after the end of each calendar quarter an advisory fee computed daily based on the Fund’s average daily net assets, equal on an annual basis to [0.50%]. The “average daily net assets” of the Fund shall mean the average of the values attributed to the Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Fund shall always be determined pursuant to the applicable provisions of the Trust’s Declaration of Trust, as amended, and Registration Statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund’s Fund may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund has been so suspended for a period including any quarter end when the Sub-adviser’s compensation is payable pursuant to this Section, then the Sub-adviser’s compensation payable at the end of such quarter shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such quarter). If the Fund determines the value of the net assets of its Fund more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4. In the event that this Agreement is terminated pursuant to Section 10 hereof, the Sub-adviser shall be entitled to a pro rata portion of the fee under this Section 4 through and including the date upon which the Agreement is terminated and the Sub-adviser ceases to provide investment advisory services to the Fund hereunder.

     5. Books and Records. The Sub-adviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, including the Investment Advisers Act of 1940 and the Securities and Exchange Act of 1934, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Manager shall maintain all books and other records of the Fund not related to the Fund’s transactions. The Sub-adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are property of the Sub-adviser and a copy will be provided promptly to the Fund upon its written request. The Sub-adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

     6. Standard of Care and Limitation of Liability. The Sub-adviser shall exercise its best judgment in rendering the services provided by it under this Sub-advisory Agreement. The Sub-adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the holders of the Fund’s shares in connection with the matters to which this Sub-advisory Agreement relate, provided that nothing in this Sub-advisory Agreement shall be deemed to protect or purport to protect the Sub-adviser against any liability to the Fund or to holders of the Fund’s shares to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties or by reason of the Sub-adviser’s breach of its obligations and duties under this Sub-advisory Agreement. As used in this Section 6, the term “Sub-adviser” shall include any officers, directors, partners, employees, agents or other affiliates of the Sub-adviser performing services for the Fund.

     7. Intentionally Omitted

     8. Services Not Exclusive. It is understood that the services of the Sub-adviser are not exclusive, and that nothing in this Sub-advisory Agreement shall prevent the Sub-adviser from providing similar services to other individuals, institutions or investment companies (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Sub-advisory Agreement, interfere in a material manner with the Sub-adviser’s ability to meet its obligations to the Trust and the Fund hereunder. When the Sub-adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-adviser recommends the purchase or sale of the same security for the Fund, the Sub-adviser may, but shall not be obligated to, aggregate the orders for securities to be purchased or sold but such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of Fund securities for the account of the Fund, neither the Sub-adviser nor any of its directors, partners, officers or employees shall act as a principal or agent or receive any commission.

     9. Documentation. The Trust shall provide the Sub-adviser with the following documents, apart from other documents as otherwise requested by the Sub-adviser under this Agreement:

     (a) the Trust’s registration statement relating to the Fund, and any amendments thereto;

     (b) the current Declaration of Trust and By-laws (and any amendments thereto) of the Trust;

     (c) resolutions of the Board of Trustees of the Trust authorizing the appointment of the Sub-adviser to serve as Sub-adviser and approving this Sub-advisory Agreement; and

     (d) the Trust’s Notification of Registration on Form N-8A.

     10. Duration and Termination. This Sub-advisory Agreement shall continue for an initial term of two years from the date set forth above, unless sooner terminated as provided herein. Thereafter this Agreement shall continue from year to year, provided that such continuance is approved at least annually by (1) the Board of Trustees of the Trust or (2) a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of the Trust or either party to this Agreement, by vote cast in person (to the extent required by the 1940 Act) at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Sub-advisory Agreement may be terminated: (a) at any time without penalty upon thirty (30) days’ written notice to the Sub-adviser by the Fund upon the vote of a majority of the Trustees or upon the vote of a majority of the Fund’s outstanding voting securities, (b) at any time without penalty upon thirty (30) days’ written notice to the Sub-adviser by the Manager, or (c) by the Sub-adviser upon thirty (30) days’ written notice to the Trust or the Manager. Anything to the contrary herein notwithstanding, any termination carried out pursuant to this Section 10 shall be without penalty and, further, the compensation schedule set forth in Section 4 hereof shall apply to the service of the Sub-adviser to the extent provided beyond the end of the notice period provided in this Section 10. This Sub-advisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) or the assignment or termination of the Advisory Agreement and the Manager agrees to notify the Sub-adviser forthwith upon the assignment or termination of the Advisory Agreement.

     11. Amendments. No provision of this Sub-advisory Agreement may be changed, waived, discharged or terminated, unless by an instrument in writing signed by both parties. To the extent required by applicable law, no amendment of this Sub-advisory Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and/or (ii) a majority of the Trustees of the Fund, including a majority of Trustees who are not interested persons of the Trust or any party to this Sub-advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Manager agrees to notify the Sub-adviser forthwith whether such amendment is approved and, if yes, the effective date of such amendment.

     12. Notices. Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at its address as follows:

          If to the Manager:

HSBC Global Asset Management (USA) Inc.
452 Fifth Avenue
New York, New York 10018
Attention:

          If to the Sub-adviser:

          [•]
          Attention: Products

     Any party may specify a different or additional address for notice by sending a written notice to the other at the address above, or at that or those last given hereunder.

     13. Third Party Processing and Sharing of Information

     (a) The Manager irrevocably agrees that the Sub-adviser may at its discretion and for any purpose (including for the purpose of fraud prevention, audit, the provision of services by any third party, debt collection, or if required by any competent government or regulatory body) share any information, details or data relating to the Manager or the Fund with any member or associate member of the HSBC Group of Companies.

     (b) The Manager irrevocably agrees that the Sub-adviser may transfer or sub-contract the provision of any part of the services provided to the Fund to any third party including to another member of the HSBC Group whether or not that third party operates in another jurisdiction or territory. The Sub-adviser shall remain liable to the Fund for any recoverable loss or damage incurred or suffered by the Fund as a result of the negligence, breach or default of any such third party, and will require that any such third party maintain the confidentiality of any such information to the same extent as the Sub-adviser.

     (c) The Manager irrevocably agrees that information about the Manager and the Fund may be processed offshore, in the United Kingdom or elsewhere.

     14. Money Laundering Provision

     (a) The Manager recognises that the Sub-adviser and other members of the HSBC Group are required to act in accordance with the laws, regulations and requests of public and regulatory authorities operating in various jurisdictions which relate to, amongst other things, the prevention of money laundering, terrorist financing and the provision of financial and other services to any persons or entities which may be subject to sanctions. The Manager hereby agrees that the Sub-adviser may take, and may instruct (or be instructed by) any other member of the HSBC Group to take, any action which the Sub-adviser or such other member, in its sole and absolute discretion, considers appropriate to take in accordance with all such laws, regulations and requests.

     (b) Such action may include but is not limited to: the interception and investigation of any payment messages and other information or communications (including but not limited to my/our instructions) sent to or by the Manager or on behalf of the Fund via the Sub-adviser’s systems or the systems of any other member of the HSBC Group; and making further enquiries as to whether a name which might refer to a sanctioned person or entity actually refers to that person or entity.

     (c) The Manager agrees that neither the Sub-adviser nor any other member of the HSBC Group will be liable for loss (whether direct or consequential and including, without limitation, loss of profit, data or interest) or damage suffered by any party arising out of:

(i) any delay or failure by the Sub-adviser or any other member of the HSBC Group in processing any such payment messages or other information or communications, or in performing any of its duties under this Sub-advisory Agreement or other obligations in connection with any accounts or the provision of any services to the Fund, caused in whole or in part by any steps which the Sub-adviser or such other member, in its sole and absolute discretion, considers appropriate to take in accordance with all such laws, regulations and requests; or

(ii) the exercise of any of the Sub-adviser’s rights under this clause.

     (d) In certain circumstances, the action which the Sub-adviser may take may prevent or cause a delay in the processing of certain information. Therefore, the Manager recognises and agrees that neither the Sub-adviser nor any other member of the HSBC Group warrants that any information on the Sub-adviser’s systems relating to any payment messages or other information and communications (including but not limited to its instructions) which are the subject of any action taken pursuant to this clause is accurate, current or up-to-date at the time it is accessed, whilst such action is being taken. Subject to the overriding requirements of any applicable laws and regulations, the Sub-adviser will endeavour to notify the Manager of the existence of such circumstances as soon as is reasonably practicable.

     15. Miscellaneous.

     (a) This Sub-advisory Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. Exclusive original jurisdiction to any claim, action or dispute between the parties arising out of this Agreement shall be solely in state or federal district courts sitting in the State of New York.

     (b) The captions of this Sub-advisory Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     (c) If any provision of this Sub-advisory Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Sub-advisory Agreement shall not be affected hereby and, to this extent, the provisions of this Sub-advisory Agreement shall be deemed to be severable.

     (d) Nothing herein shall be construed as constituting the Sub-adviser, or any of its directors, officers or employees, an agent of the Manager or the Fund, nor the Manager, or any of its directors, officers or employees, an agent of the Sub-adviser.

     (e) This Sub-advisory Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but counterparts shall, together, constitute only one Sub-advisory Agreement.

     (f) The undersigned officer of the Manager has executed this Sub-advisory Agreement not individually, but as an officer under the Fund’s Declaration of Trust, and the obligations of this Sub-advisory Agreement are not binding upon the Fund’s Trustees, its officers, or shareholders in the Fund individually, but bind only the Trust’s estate.

     (g) The Sub-advisor will not disclose confidential information about the Manager or the Fund to any third party, and the Manager will not disclose confidential information about the Sub-advisor to any third party except, in either case, (i) as contemplated in this Agreement, (ii) with the other party’s written consent, (iii) where such party is under a legal or regulatory requirement to do so or is requested to do so by any regulatory, supervisory, fiscal or governmental authority, or (iv) to officers, employees, agents, affiliates, brokers, banks, financial institutions or service providers where reasonably necessary for the performance services in respect of the Fund. Information shall be deemed to be “confidential information” if it is marked “confidential” or if it is information of the type and character that a reasonable person would conclude to be confidential.

     (h) Intentionally Omitted

     (i) This Agreement shall terminate automatically in the event of its assignment, as such term is defined and interpreted under the 1940 Act. The Sub-adviser shall notify the Trust and the Manager in writing sufficiently in advance of any proposed change in control within the meaning of the 1940 Act of the Sub-adviser to enable the Manager to take steps to enter into a new contract with the Sub-adviser.

     (j) The Sub-adviser understands and agrees that it is a “service provider” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-adviser agrees to cooperate fully with the Manager and the Trust and its Trustees and officers, including the Trust’s Chief Compliance Officer (“CCO”), with respect to (1) any and all compliance-related matters, and (2) the Trust’s efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the “federal securities laws”, as that term is defined by Rule 38a-1, by the Trust, the Manager and Sub-adviser. The Sub-adviser represents, warrants and covenants that it has implemented and shall maintain a compliance program that complies with the requirements of Rule 206(4)-7 under the Advisers Act.

     (k) The names “HSBC Funds” and “Trustees of the HSBC Funds” refer respectively to the Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee or officer or shareholder of the Trust shall be personally liable for any such. All persons dealing with any Fund of the Trust must look solely to the property belonging to such Fund for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of [•], 2014.

HSBC Global Asset Management (Hong Kong) Limited

By
Name:
Title:

HSBC Global Asset Management (USA) Inc.

By
Name:
Title: